EXHIBIT 99.1

Novelos Therapeutics Announces Definitive Agreements to Raise $4.0 million in Private Placement of Convertible Debentures and Warrants

Proceeds Enable Initiation of Phase II Trial of 124I-CLR1404 in Glioma in First Quarter 2014

MADISON, Wis. (February 06, 2014) – Novelos Therapeutics, Inc. (OTCQX: NVLT) a pharmaceutical company developing novel agents for the treatment and diagnosis of cancer, today announced it has entered into definitive agreements with investors to raise $4.0 million through a non-brokered private placement of convertible debentures and warrants. Proceeds will be used to fund operations, including the initiation of its Phase II imaging trial of 124I-CLR1404 (LIGHT) in glioblastoma during the first quarter of 2014. The closing of the transaction is subject to the satisfaction of customary closing conditions and is expected to occur on or before February 7, 2014.

“We appreciate the clear demonstration of support from these investors for the changes we are undertaking at Novelos,” said Dr. Simon Pedder, acting president and chief executive officer, Novelos Therapeutics. “We believe there are significant near-term value creation opportunities through the focused execution of our Phase II trial of 124I-CLR1404 (LIGHT) in glioma and Phase I trial of CLR1502 (GLOW2) in breast cancer surgery. Both trials address well-defined unmet medical needs, are small in scale and have the potential to validate our novel, highly selective, cancer-targeting delivery platform. We believe success in these studies will highlight the significant potential for future diagnostic and therapeutic applications of a delivery platform capable of targeting cancer and cancer stem cells.”

Holders may convert their debentures at $0.50 per share into a total of 8,000,000 shares of Novelos common stock at any time. The debentures have a two-year maturity and will accrue interest at the rate of 8% per annum payable, in shares of common stock or cash, upon conversion or maturity. Additionally, each debenture holder will receive a warrant to purchase a number of shares equal to 100% of the shares issuable upon conversion of the debenture. Warrants are exercisable at $1.00 per share following the conversion of the debentures and expire five years from the date of issuance. The Company may compel, within 21 months of issuance, the conversion of the outstanding debentures upon closing on gross proceeds of at least $8 million in subsequent financing.

The securities are being offered and sold solely to accredited investors in a private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Novelos Therapeutics, Inc.

We are a pharmaceutical company developing novel agents for the treatment and diagnosis of cancer. Our cancer-targeted compounds are selectively taken up and retained in cancer cells, including cancer stem cells. I-124-CLR1404 (LIGHT) is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent. LIGHT Phase 1-2 clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 (HOT) is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells and cancer stem cells. Results from a HOT Phase 1b dose-escalation trial in patients with advanced solid tumors are anticipated in the first quarter of 2014. CLR1502 (GLOW2) is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. Together, we believe our compounds are able to “find, treat and follow” cancer anywhere in the body in a novel, effective and highly selective way. For additional information please visit www.novelos.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Novelos Therapeutics, Inc.

Phone: (347) 204-4226

Email: kmcneil@novelos.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2012 and in our subsequent quarterly reports on Form 10-Q. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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